UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 25, 1997


                             Berg Electronics Corp.
               (Exact name of Registrant as specified in charter)


                                    Delaware
            (State of jurisdiction of incorporation or organization)

                                     1-14080
                            (Commission File Number)

                                   75-2451903
                      (I.R.S. Employer Identification No.)

                              101 South Hanley Road
                               St. Louis, MO 63105
                                 (314) 746-1323
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Item 5.     Other Events

Berg Electronics Corp. has signed an agreement to supply high-density MEG-ArrayTM interconnect systems for use in the modular packaging of microprocessors to Intel Corporation. The 3.2mm BGA-connector, with a density of 400 connections per square inch, will be used initially in notebook computers and other high-density mobile applications.




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Production requirements for MEG-ArrayTM connectors and related high-density products are expected to increase Berg's capital expenditures by approximately $40 million through 1998. Berg will expand its Valley Green, Pa. facility by some 50,000 square feet to provide needed manufacturing capacity. Valley Green will be the primary development and initial production site for MEG-ArrayTM and other new micro-miniature high-density connectors. Approximately half of a 40,000 square foot production facility currently under renovation in Iwaki City, Japan is planned to house a second production site.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    Berg Electronics Corp.

Date  September 9, 1997             /s/ JOSEPH S. CATANZARO

                                    Joseph S. Catanzaro
                                    Chief Accounting Officer





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